EXHIBIT 23
CONSENT OF INDEPENDENT ACCOUNTANTS

The Board of Directors
Alfa Corporation:

We consent to incorporation by reference in the registration statements (No. 33-77916 and 33-76460) on Form S-8 and (No. 33-83134) on Form S-3 of Alfa Corporation of our reports dated January 31, 2003, except as to note 9, which is as of February 14, 2003, relating to the consolidated balance sheets of Alfa Corporation and subsidiaries as of December 31, 2002 and 2001 and the related consolidated statements of income, comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2002 and all related schedules, which reports appear in or are incorporated by reference in the December 31, 2002 annual report on Form 10-K of Alfa Corporation.

/s/ KPMG LLP

Birmingham, Alabama March 26, 2003